SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 19, 2003

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington		99202-2600

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Item 5. Other Information
SIGNATURES

Item 5. Other Information

Oregon Natural Gas General Rate Case

On April 10, 2003, Avista Corporation (Avista Corp. or the Company) filed revised tariff schedules to effect a general rate increase for Oregon retail customers of approximately $7.5 million. On August 29, 2003, Avista Corp. and other parties filed an all-party stipulation agreement with the Oregon Public Utility Commission (OPUC), which, if approved, would resolve all remaining issues in the Oregon natural gas general rate case. The parties also filed a previously reached all-party stipulation agreement with respect to cost of capital issues. The stipulations are designed to result in an annual revenue increase of $6.3 million and provide for, among other things, an overall rate of return of 8.88 percent and a return on equity of 10.25 percent. The stipulations are subject to approval by the OPUC. The OPUC, through the presiding administrative law judge, has indicated that it will issue its order adopting or denying the stipulations on or before September 30, 2003.

Class Action Securities Litigation

As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and its Quarterly Report on Form 10-Q for the period ended June 30, 2003, several parties filed class action lawsuits in the United States District Court for the Eastern District of Washington against Avista Corp., Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of the Company, Gary G. Ely, the current Chairman of the Board, President and Chief Executive Officer of the Company, and Jon E. Eliassen, the former Senior Vice President and Chief Financial Officer of the Company. On August 19, 2003, the plaintiffs filed their consolidated amended class action complaint in the same court against the same parties. In their complaint, the plaintiffs continue to assert violations of the federal securities laws in connection with alleged misstatements and omissions of material fact pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The plaintiffs allege that the Company did not have adequate risk management processes, procedures and controls. The plaintiffs further allege that the Company engaged in unlawful energy trading practices and allegedly manipulated western power markets. The plaintiffs assert that alleged misstatements and omissions have occurred in the Company’s filings with the Securities and Exchange Commission and other information made publicly available by the Company, including press releases. The class action complaint asserts claims on behalf of all persons who purchased, converted, exchanged or otherwise acquired the Company’s common stock during the period between November 23, 1999 and August 13, 2002. The Company intends to file a motion to dismiss this consolidated amended class action complaint and vigorously defend against this lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION

(Registrant)

Date: August 29, 2003	/s/ Malyn K. Malquist

Malyn K. Malquist
Senior Vice President and
Chief Financial Officer